FieldPoint Petroleum Corporation Completes Korczak Federal #1

Completion in the Lower Wolfcamp producing 230 bopd and 425 mcf flow rate per day

AUSTIN, Texas October 19, 2009 / Business Wire/ - FieldPoint Petroleum Corporation NYSE/AMEX: - FPP- News) announced today that it has re-completed the Korczak Federal #1 in the lower Wolfcamp formation and the well is flowing 425 mcfd and 230 barrels of oil per day on a 20/64 choke at 600psi. The well was originally drilled in 2005 and had been producing from the Morrow formation. The Company recently agreed with its industry partners to move up hole and complete the lower Wolfcamp formation, which has between 25 and 40 feet of pay zone.  Only two feet of the zone has been perforated to date.  Of the two intervals in the Wolfcamp formation, the logs indicate that the upper Wolfcamp could have the greater potential.  We chose to begin with the lower level, and perforated at 11,050 to 11,052 feet.  At this time, there has been no further stimulation necessary. We will monitor the pressures and flow rates to determine if a frac will be required to maintain or increase production.  It is too early for us to be able to predict sustained future flow rates.

FieldPoint’s President and CEO, Ray D. Reaves said, ”We are very pleased with this successful completion and look forward to this well contributing additional oil and gas production beginning this quarter.  I believe the results at this time bode well for us to drill a second well on the prospect.  We hold a 640 acre tract and are producing on 40 acre spacing.  Our goal is to continue to increase revenue, earnings and reserves.  We expect to accomplish this goal with projects such as this one, as well as continuing to explore other opportunities like our recently announced Block Field acquisition in Andrews, County Texas.”

FieldPoint has a 14.0625% working interest in the Korczak Federal #1 carried to casing point and will have to pay its share of the completion cost.  At this time, the Company estimates this net cost to complete the Wolfcamp formation for FieldPoint to be $22,000.00.  This does not include the cost of further stimulation or completing other zones, should those events occur.

Mr. Reaves concluded with, “These fortunate results, combined with our other recent expansion activities, help position FieldPoint for major growth in 2010.  If the anticipated increases in oil & gas prices occur, that growth could be even more dramatic.  This is an exciting time for our management and shareholders.”

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com